THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
BOK FINANCIAL CORPORATION*PO BOX 2300*BANK OF OKLAHOMA TOWER*TULSA OK 74192

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1. Votes MUST be indicated (x) in black or blue ink.

1. ELECTION OF DIRECTORS
   FOR all nominees listed below
   WITHHOLD AUTHORITY to vote for all nominees listed below
   EXCEPTIONS

NOMINEES: C. Fred Ball, Jr., Sharon J. Bell,  Joseph E. Cappy,  Luke R. Corbett,
     William E. Durrett, Robert G. Greer, David F. Griffin, V. Burns Hargis, E. Carey Joullian, IV, George B. Kaiser, Judith Z. Kishner, David L. Kyle, Robert J. LaFortune, Stanley A. Lybarger, Steven J. Malcolm, Paula Marshall-Chapman, Steven E. Moore, James A. Robinson, L. Francis Rooney, III.

     *EXCEPTIONS
                  ------------------------------------------------------------

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                              Date    ShareOwner sign here


                                              Date    Co-Owner sign here



Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

To change your address, please mark this box.